                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (date of earliest event reported):
                                April 23, 1998


                             MAC-GRAY CORPORATION
            (Exact Name of Registrant as specified in its charter)


           Delaware                    011-13495                 04-3361982
(State or other jurisdiction       (Commission File           (I.R.S. Employer
       of incorporation)                Number)              Identification No.)

                     22 Water Street, Cambridge, MA  02141
             (Address of principal executive offices and zip code)

                                (617) 492-4040
             (Registrant's telephone number, including area code)

The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K dated April 23, 1998, as amended, to read in its entirety as follows:

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
-------   ------------------------------------------------------------------

          (a)  Financial Statements of Business Acquired

               (1) Amerivend Corporation Audited Balance Sheet at December 31, 1997 and the Related Statements of Income, Changes in Stockholders' Equity and of Cash Flows for the Year Then Ended and Independent Auditors' Report.

               (2) Amerivend Corporation Balance Sheet (unaudited) at March 31, 1998 and the Related Statements of Income (unaudited), and of Cash Flows (unaudited) for the Three Months Then Ended.

          (b)  Pro Forma Financial Information

               (1) Mac-Gray Corporation Pro Forma Combined Income Statement (unaudited) for the Year Ended December 31, 1997.

               (2) Mac-Gray Corporation Pro Forma Combined Balance Sheet (unaudited) at March 31, 1998.

               (3) Mac-Gray Corporation Pro Forma Combined Income Statement (unaudited) for the Three Months Ended March 31, 1998.

               (4) Notes to Pro Forma Consolidated Financial Statements (unaudited).

          (c)  Exhibits

               Exhibit No.  Description
               -----------  -----------

               2.1 Stock Purchase Agreement, dated as of March 31, 1998, by and among Mac-Gray Services, Inc., Copico, Inc. and certain stockholders, is incorporated by reference herein to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 9, 1998 (Reg. No. 333-49795).

               2.2* Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend Southeast Corporation, Gerald E. Pulver and the Gerald E. Pulver Grantor Retained Annuity Trust. Pursuant to
                            Item 601(b)(2) of Regulation S-K, the Schedules referred to in the Stock and Asset Purchase Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

               23.1         Consent of Independent Accountants.

               99.1* Press release announcing the completion of the acquisition by Mac-Gray Services, Inc. of the outstanding capital stock of Copico, Inc., dated April 24, 1998.

               99.2* Press release announcing the completion of the acquisition by Mac-Gray Services, Inc. of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation, dated April 27, 1998.

               * Previously filed as part of this Current Report on Form 8-K, as amended.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 1998              MAC-GRAY CORPORATION


                                By:  /s/ John S. Olbrych
                                     -------------------------------------
                                     John S. Olbrych
                                     Chief Financial Officer and Treasurer

                         INDEX TO FINANCIAL STATEMENTS

AMERIVEND CORPORATION
     Audited Accountant's Report                                                  F-2
     Balance Sheet                                                                F-4
     Statement of Income                                                          F-5
     Statement of Stockholders' Equity                                            F-6
     Statement of Cash Flows                                                      F-7
     Notes to Financial Statements                                                F-8

AMERIVEND CORPORATION
     Balance Sheet as of March 31, 1998 (unaudited)                               F-15
     Statement of Income for the Three Months Ended March 31, 1998 (unaudited)    F-16
     Statement of Cash Flows (unaudited)                                          F-17
     Notes to Unaudited Interim Financial Statements                              F-18

PROFORMA UNAUDITED COMBINED FINANCIAL STATEMENTS
     Introduction to Pro Forma Unaudited Combined Financial Statements            F-19
     Pro Forma Unaudited Combined Statement of Income for the
      Year Ended December 31, 1997                                                F-20
     Pro Forma Unaudited Combined Balance Sheet as of March 31, 1998              F-21
     Pro Forma Unaudited Combined Statement of Income for the Three
      Months ended March 31, 1998                                                 F-22
     Notes to Pro Forma Unaudited Combined Financial Statements                   F-23

                             Amerivend Corporation

                             Financial Statements

                               December 31, 1997

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------


To the Board of Directors and Stockholder
Amerivend Corporation


We have audited the accompanying balance sheet of Amerivend Corporation as of December 31, 1997 and the related statements of income and stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amerivend Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


MORRISON, BROWN, ARGIZ & COMPANY



Certified Public Accountants
Miami, Florida
February 17, 1998

                             AMERIVEND CORPORATION
                             FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

BALANCE SHEET................................................     F-4


STATEMENT OF INCOME..........................................     F-5


STATEMENT OF STOCKHOLDER'S EQUITY............................     F-6


STATEMENT OF CASH FLOWS......................................     F-7


NOTES TO FINANCIAL STATEMENTS................................     F-8

                            AMERIVEND CORPORATION
                                BALANCE SHEET
                               DECEMBER 31, 1997

ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                      $ 1,058,332
 Accounts receivable                                                 83,970
 Inventory                                                          715,094
 Current portion of notes receivable                                 48,991
 Prepaid expenses                                                    62,842
                                                                -----------

         TOTAL CURRENT ASSETS                                     1,969,229

PROPERTY AND EQUIPMENT - NET                                     11,723,833

DUE FROM STOCKHOLDER                                                401,944

NOTES RECEIVABLE, less current portion                               94,308

OTHER ASSETS                                                        263,323
                                                                -----------

                                                                $14,452,637
                                                                ===========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
 Current maturities of long-term debt
 and revolving line of credit                                   $ 2,095,461
 Accounts payable - trade                                            87,432
 Other payables and accrued liabilities                           1,118,265
                                                                -----------

         TOTAL CURRENT LIABILITIES                                3,301,158

LONG-TERM DEBT, less current maturities                           5,061,279

DUE TO RELATED PARTY                                                401,481
                                                                -----------

         TOTAL LIABILITIES                                        8,763,918

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
 Common stock, $1.00 par value; 500 shares
 authorized, issued and outstanding                                     500
 Additional paid-in capital                                         859,062
 Retained earnings                                                4,829,157
                                                                -----------

                                                                  5,688,719
                                                                -----------

                                                                $14,452,637
                                                                ===========

The accompanying notes are an integral part of these financial statements.

                             AMERIVEND CORPORATION
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997


REVENUES
 Vending income                                                 $15,736,569
 Sales of stores                                                    119,779
 Sales of parts and equipment                                     1,677,575
 Other income                                                        93,216
                                                                -----------

         TOTAL REVENUES                                          17,627,139
                                                                -----------

COSTS AND EXPENSES
 Rent for vending locations                                       6,812,998
 Costs of stores sold                                                87,424
 Costs of parts and equipment sold                                  648,013
 Operating costs                                                  2,463,889
 Depreciation and amortization                                    2,598,138
 Selling, general and administrative                              2,880,728
 Interest                                                           676,410
 Loss on disposal of property and equipment, net                    264,823
                                                                -----------

         TOTAL EXPENSES                                          16,432,423
                                                                -----------

         NET INCOME                                              $1,194,716
                                                                ===========

The accompanying notes are an integral part of these financial statements.

                             AMERIVEND CORPORATION
                       STATEMENT OF STOCKHOLDER'S EQUITY
                         YEAR ENDED DECEMBER 31, 1997

                                                      ADDITIONAL
                                  COMMON STOCK         PAID-IN          RETAINED
                                SHARES       AMOUNT    CAPITAL          EARNINGS       TOTAL
                               --------     --------  -----------      ----------   -----------
Balances - January 1, 1997        500          $500     $784,062      $ 3,906,941    $4,691,503


Additional paid-in capital         -            -         75,000            -            75,000


Net income                         -            -           -           1,194,716     1,194,716


Distribution of income             -            -           -            (272,500)     (272,500)
                               -----------  ---------   ----------    -----------   -----------

Balances  December 31, 1997       500          $500     $859,062      $4,829,157     $5,688,719
                               ===========  =========   ==========    ===========   ===========

The accompanying notes are an integral part of these financial statements.

                             AMERIVEND CORPORATION
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $ 1,194,716
 Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                                        2,598,138
  Loss on disposal of property and equipment                             264,824
  Increase (decrease) in allowance for doubtful accounts                  26,238
  Inventory reserve                                                       11,607

  (Increase) decrease in assets:
    Accounts receivable                                                   (9,601)
    Inventory                                                             20,558
    Notes receivable                                                      48,945
    Prepaid expenses and other current assets                            (21,481)
    Other assets                                                           6,966

  Increase (decrease) in liabilities:
    Accounts payable and accrued expenses                                 32,180
    Accrued interest payable                                             (24,126)
                                                                     -------------

       NET CASH PROVIDED BY OPERATING ACTIVITIES                       4,148,964
                                                                     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Redemption of certificate of deposit                                     50,000
 Purchases of property and equipment                                  (2,094,206)
 Proceeds from the sale of property and equipment                         35,634
                                                                     -------------

       NET CASH USED IN INVESTING ACTIVITIES                          (2,008,572)
                                                                     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholder                                           (272,500)
 Additional capital contribution                                          75,000
 Principal payments on long-term debt and notes payable               (1,420,011)
 Proceeds from issuance of notes payable                                   -
 Borrowings under the line of credit                                     250,000
 Repayments on the line of credit                                       (700,000)
 Advances to stockholder                                                (388,295)
 Advances from related party                                             155,261
                                                                     -------------

       NET CASH USED IN FINANCING ACTIVITIES                          (2,300,545)
                                                                     -------------

NET DECREASE IN CASH                                                    (160,153)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                          1,218,485
                                                                     -------------
CASH AND CASH EQUIVALENTS - END OF YEAR                              $ 1,058,332
                                                                     =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid                                                       $   700,536
                                                                     =============

The accompanying notes are an integral part of these financial statements.

                             AMERIVEND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 1-    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              A)  BUSINESS OPERATIONS

              Amerivend Corporation (the "Company") is engaged primarily in the ownership and operation of coin-operated machines at various third-party property locations throughout Florida, Georgia and Alabama. Vending income accounts for approximately 89% of the Company's revenue. In addition, the Company distributes coin-operated laundry equipment for Maytag Corporation ("Maytag") in Florida. Most of the Company's customers are in Florida, and that state accounts for approximately 93% of the Company's revenue. No single customer accounted for a significant amount of the Company's revenue, and there were no significant trade accounts receivable from any single customer. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers, as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debt allowance.

              B)  MAJOR SUPPLIER

              The Company purchases substantially all of its new equipment and parts inventory from Maytag at the prevailing prices charged by the manufacturer to all authorized dealers. The loss of this supplier could have an impact on the operations of the Company; however, management does not foresee the loss of this supplier in the near future. In addition, management has a good relationship with other potential suppliers.

              C)  INVENTORIES

              Inventories are stated at the lower of cost or market with costs being determined using the first-in, first-out ("FIFO") method.

              D)  PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Costs of additions and major improvements are capitalized, and expenditures for maintenance and repairs which do not extend the life of the asset are expensed.

              The useful life for each asset type is summarized below:

              Laundry vending equipment         8 - 10 years
              Leasehold improvements                10 years
              Office furniture and equipment    5 - 12 years
              Vehicles                               5 years
              Tools and equipment               5 - 12 years
              Facility                              20 years

                             AMERIVEND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMEBER 31, 1997



NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              E)  REVENUE RECOGNITION

                  Vending income is recognized at the time the service is provided to the customer. Income from the sale of parts and equipment is recognized upon transfer of title to the customer, generally at the time of delivery.

              F)  INSTALLATION COSTS

                  Installation costs consist primarily of direct labor which is expensed as incurred. The Company uses the same work force to install the machines as it uses to perform repairs and maintenance.

              G)  INCOME TAXES

                  The Company has elected for tax purposes to be treated as a "Small Business Corporation" under Subchapter "S" of the Internal Revenue Code. In accordance with the provisions of such election, the Company's income or loss passes through to its stockholder; accordingly, no provision for income taxes has been made.

              H)  MANAGEMENT ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1997, and revenues and expenses during the year then ended. The actual outcome could differ from those estimates made in the preparation of the financial statements.

              I)  CONCENTRATION OF CREDIT RISK

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of FDIC-insured limits. The Company generally limits its exposure by placing its deposits with high credit, quality financial institutions. In addition, the Company invests excess funds in an overnight investment account with the same financial institution. While the funds in the overnight investment account are not federally insured, the account selected by the Company invests only in government backed securities.

                  Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

              J)  CASH AND CASH EQUIVALENTS

                  The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

                             AMERIVEND CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 2-  RESTRICTED CASH

         In accordance with a coin-operated laundry contract with a third party, the Company was required to provide an irrevocable standby letter of credit, which was collateralized by a certificate of deposit of $50,000 shown in other assets through March, 1997.

NOTE 3-  ACCOUNTS RECEIVABLE

         Trade                                                         $ 147,597
         Due from employees                                               28,373
                                                                       ---------

                                                                         175,970

         Less allowance for doubtful accounts                             92,000
                                                                       ---------

         Accounts receivable, net                                      $  83,970
                                                                       =========

NOTE 4-  INVENTORY

         Equipment held for sale                                       $ 282,568
         Parts and other                                                 432,526
                                                                       ---------

         Inventory                                                     $ 715,094
                                                                       =========

         Parts and other inventory are primarily used to service and maintain laundry vending equipment and are charged to expense when used.

NOTE 5-  PROPERTY AND EQUIPMENT NET

         Laundry vending equipment                                  $ 19,656,940
         Leasehold improvements                                        1,958,309
         Office furniture and equipment                                  517,804
         Vehicles                                                        860,269
         Tools and equipment                                             102,031
         Facility                                                         64,976
                                                                    ------------

                                                                      23,160,329

         Less accumulated depreciation and amortization               11,436,496
                                                                    ------------

         Property and equipment, net                                $ 11,723,833
                                                                    ============

                             AMERIVEND CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 5-  PROPERTY AND EQUIPMENT - NET (CONTINUED)

         Depreciation on property and equipment approximated $2,531,000 for 1997.

         At December 31, 1997, the Company had approximately 30,000 laundry machines generating revenue under various lease agreements with location owners. The lease agreements primarily require the sharing of vending income based upon fixed percentages (approximately 26,400 machines in 1997) and, in limited cases, fixed monthly amounts over the lease life, generally from five to ten years (approximately 3,400 machines in 1997). Historically, the majority of the customers extend their agreements with the Company beyond the original agreement term.

NOTE 6-  NOTES RECEIVABLE

         Notes receivable                                              $ 143,299
         Less current portion                                             48,991
                                                                       ---------

         Long-term receivable                                          $  94,308
                                                                       =========

         Notes receivable include amounts due from customers for laundry facilities constructed by the Company. Interest rates range from 10% to 13% and mature from June, 1998 through March, 2001. Principal payments are due as follows:

         Year ending December 31,
         1998                                                          $  48,991
         1999                                                             45,521
         2000                                                             36,300
         2001                                                             12,487
                                                                      ----------

                                                                      $  143,299
                                                                      ==========

NOTE 7-  OTHER PAYABLES AND ACCRUED LIABILITIES

         Interest                                                     $   49,581
         Rent                                                            863,470
         Customers' deposits                                              81,126
         Payroll and sales taxes                                          61,640
         Profit sharing                                                   56,907
         Other accrued                                                     5,541
                                                                      ----------

                                                                      $1,118,265
                                                                      ==========

                             AMERIVEND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 8 - LONG-TERM DEBT AND LINE OF CREDIT

         Term note payable (A)                                  $7,108,065
         Other notes payable (B)                                    48,675
                                                                ----------

                                                                 7,156,740

         Less current maturities                                 2,095,461
                                                                ----------

                                                                $5,061,279
                                                                ==========

         (A) On September 10, 1997, the Company entered into a new credit facility with a commercial bank consisting of a $7,315,269 term loan, and a $750,000 revolving-credit facility which expires September 10, 1998. The principal balance is to be paid in forty-eight equal monthly principal payments of $152,401, plus interest, at prime (8.5% at December 31, 1997) from October, 1997 through September, 2001. At December 31, 1997, the Company had $250,000 outstanding on the revolving-credit facility. The interest rate of the revolving-credit facility is at prime. This revolving-credit facility replaces and cancels the revolving-credit facility obtained in November, 1994. The note is secured by all of the Company's assets and is guaranteed by the stockholder.

               During 1996, the Company had a credit facility with a commercial bank consisting of a $12,300,000 term loan, and a $1,000,000 revolving-credit facility. The principal balance was to be paid in fifty-nine equal monthly principal payments of $170,833, plus interest, at prime (8.25% at December 31, 1996) from December, 1994 through November, 1999, with a final balloon payment of $2,220,833 due November, 1999. The note was secured by all of the Company's assets and was guaranteed by the stockholder. At December 31, 1996, the Company had $700,000 outstanding on the revolving-credit facility. The interest rate of the revolving-credit facility was at prime.

               These credit facilities are collateralized by a $3 million life insurance policy on the Company's stockholder. In addition, the credit facilities contain certain restrictive covenants which, among others, require the Company to maintain certain financial ratios and places restrictions on additional indebtedness, capital expenditures and possible distributions to the shareholder. The Company obtained waivers covering periods of non-compliance with certain restrictions in the November, 1994 credit facility. The waivers enabled the Company to comply with the aforementioned covenants as of December 31, 1997.

         (B) Various promissory notes with original principal balances of approximately $400,000 obtained to finance purchases of laundry routes and vehicles, payable in monthly installments, ranging from $748 to $1,536, from November, 1995 to November, 2000; interest at 8.25% and 10%; secured by laundry vending equipment and vehicles.

                             AMERIVEND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 8   LONG-TERM DEBT AND LINE OF CREDIT (CONTINUED)

         The aggregate maturities of long-term debt including the revolving-credit facility subsequent to December 31, 1997 are as follows:

         Year ending December 31,
                  1998                                       $2,095,461
                  1999                                        1,844,766
                  2000                                        1,844,900
                  2001                                        1,371,613
                                                             ----------

                                                             $7,156,740
                                                             ==========

         The carrying value of long-term debt approximates fair value at December 31, 1997.

NOTE 9   PROFIT SHARING PLAN

         The Company maintains a profit-sharing plan (the "Plan"), established under the provisions of Section 401(k) of the Internal Revenue Code, which covers substantially all employees. The Company's contributions to the Plan are discretionary. Eligible employees ratably vest in the Plan over seven years. Plan expense amounted to approximately $57,000 for the year ended December 31, 1997.

NOTE 10  RELATED-PARTY TRANSACTIONS

         In the ordinary course of business, the Company engages in loans and other transactions with an affiliate related through common ownership and/or management.

         A summary of these transactions during the year ended December 31, 1997 is as follows:

         Management fees                                     $234,000
         Vending machine acquisitions                        $ 66,649
         Vending machine transfers to affiliate              $ 12,256

         Rent expense paid to the Company's stockholder for the years ended December 31, 1997 amounted to approximately $212,000.

         Amounts due from stockholder are for expenses paid on behalf of the stockholder and have no fixed repayment terms.

         Amounts due to related party are for transactions conducted with Amerivend Southeast Corporation. There are no fixed payment terms for these liabilities.

                             AMERIVEND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 11 - LEASES

          The Company leases warehouse and office space from its stockholder under an operating lease through 2003. At December 31, 1997, the Company is also a party to noncancelable operating leases with third parties for vehicles.

          Rent expense amounted to approximately $239,000 for the year ended December 31, 1997.

          Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are as follows:

          Year ended December 31,
                  1998                           $  238,181
                  1999                              212,448
                  2000                              212,448
                  2001                              212,448
                  2002                              212,448
                  Thereafter                        108,767
                                                 -----------

                                                 $1,196,740
                                                 ===========

          The Company leases the majority of the locations in which it has installed equipment. The leases have terms ranging from five to ten years with renewal options. Future rents are generally based on a percentage of collections at the respective locations, generally ranging from 40% to 50%. For the year ended December 31, 1997, rent for vending locations was approximately $6,813,000.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

          The Company is subject to claims and legal actions that arise in the ordinary course of its business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

          In connection with examinations of the Company's tax returns for the years 1993 and 1994, the Internal Revenue Service has proposed certain adjustments that will increase taxable income. The proposed adjustments to the Company flow through as adjustments to the stockholder's individual returns. The central issue relates to the allocation of the purchase price to certain equipment in a 1991 transactions.

                             Amerivend Corporation
                      Condensed Balance Sheet (Unaudited)
                                March 31, 1998
                                (In thousands)


Assets
Current assets:
  Cash and cash equivalents                                                 $    1,441
  Accounts and notes receivables, net of allowance for doubtful accounts           163
  Inventory                                                                        823
  Other current assets                                                              72
                                                                            ----------
     Total current assets                                                        2,499
                                                                            ----------

Property and equipment, net                                                     11,430
Other assets                                                                       384
                                                                            ----------
     Total assets                                                           $   14,313
                                                                            ==========

Liabilities and Stockholders' Equity
Current Liabilities:
  Current portion of long term debt and revolving line of credit            $    2,094
  Accounts payable                                                                  22
  Accrued commissions                                                              987
  Accrued expenses                                                                  66
  Deferred revenues and deposits                                                   241
                                                                            ----------
     Total current liabilities                                                   3,410
                                                                            ----------

Long-term debt                                                                   4,599
Due to related party                                                               488
Stockholders' equity:
  Common stock ($1 par value, 500 shares
    authorized issued and outstanding)                                               1
  Additional capital                                                               859
  Retained earnings                                                              4,956
                                                                            ----------
     Total stockholders' equity                                                  5,816
                                                                            ----------
         Total liabilities and stockholders' equity                         $   14,313
                                                                            ==========


   The accompanying notes are an integral part of these financial statements

                             Amerivend Corporation
                   Condensed Statement of Income (Unaudited)
                       Three Months Ended March 31, 1998
                                (In thousands)

Revenue                                                         $  4,886
Cost of revenue:
  Commissions                                                      1,993
  Route expenditures                                               1,050
  Depreciation and amortization                                      616
  Cost of equipment sales                                            183
                                                                --------
     Total cost of revenue                                         3,842
                                                                --------

Operating expenses                                                   361
                                                                --------

Income from operations                                               683

   Interest expense, net                                             126
   Other (income) expense, net                                        29
                                                                --------
Net income                                                      $    528
                                                                ========

  The accompanying notes are an integral part of these financial statements

                             Amerivend Corporation
                      Statement of Cash Flows (Unaudited)
                                March 31, 1998
                                (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $   528
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                              616
     Loss on sale of assets                                      33
  Increase in accounts and notes receivable                     (79)
  Increase in inventory                                        (108)
  Decrease in prepaid expenses and other assets                 477
  Decrease in accounts payable and accrued expenses             131
                                                            --------
     Net cash flows provided by operating
      activies                                              $ 1,598
                                                            --------
CASH FLOWS FROM INVESTING ACTIVIES:
     Captial expenditures                                      (352)
     Proceeds from sales of property and equiptment               3
                                                            --------
        Net cash flows used in investing activities            (349)
                                                            --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholder                                 (402)
  Principal payments on long-term debt                         (464)
                                                            --------
     Net cash flows used in financing activities               (866)
                                                            --------

Net increase in cash and cash equivalents                       383
Cash and cash equivalents, beginning of period                1,058
                                                            --------
Cash and cash equivalents, end of period                    $ 1,441
                                                            ========

     The accompanying notes are an itegral part of these financial statements

                             Amerivend Corporation
                Notes to Unaudited Interim Financial Statements
                                 March 31, 1998

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Amerivend Corporation (the "Company") is engaged primarily in the ownership and operation of coin-operated machines at various third-party property locations throughout Florida, Georgia and Alabama.

Interim Financial Statements

The balance sheet at March 31, 1998 and statements of income and cash flows for the three months ended March 31, 1998 are unaudited and, in the opinion of management, include all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. The results of operations for the interim period ended March 31, 1998 are not necessarily indicative of the results to be expected for future quarters or the entire year. These interim financial statements should be read in conjunction with the audited financial statements for the Company.

2.   SUBSEQUENT EVENTS

On April 24, 1998, Mac-Gray Corporation acquired through Mac-Gray Services, Inc., its wholly-owned subsidiary, all of the outstanding stock of the Company for approximately $33.8 million in cash and assumed liabilities.

                                INTRODUCTION TO
               PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

The following pro forma unaudited combined financial statements give effect to the acquisition by Mac-Gray Corporation ("Mac-Gray") through Mac-Gray Services, Inc., a wholly-owned subsidiary of Mac-Gray, of one hundred percent of the outstanding capital stock of Amerivend Corporation ("Amerivend") in a transaction accounted for as a purchase. The pro forma unaudited combined balance sheet presents the combined financial position of Mac-Gray and Amerivend as of March 31, 1998. The pro forma unaudited combined statements of income give effect to the acquisition by combining the results of operations of Mac-Gray for the three months ended March 31, 1998 with the results of operations of Amerivend for the comparable period on a purchase basis. The pro forma unaudited combined statements of income give effect to the acquisition by combining the results of operations of Mac-Gray for the year ended December 31, 1997 with the results of operations of Amerivend for the year ended December 31, 1997 on a purchase basis. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Mac-Gray and Amerivend.

The accompanying pro forma unaudited combined condensed statements of operations are not necessarily indicative of future results of operations or of the results of operations which would have actually occurred had the above transactions occurred at the beginning of the earliest period presented.

                       Mac-Gray Corporation ("Mac-Gray")
                      Amerivend Corporation ("Amerivend")
          Pro Forma Unaudited Combined Condensed Statement of Income
                         Year Ended December 31, 1997
                                (In thousands)

                                                                                                     Pro Forma
                                                  Mac-Gray          Amerivend       Adjustments      Combined
                                                  --------          ---------       -----------      -----------
Revenue                                           $ 104,847         $ 17,627                         $ 122,474
Cost of revenue:
     Commissions                                     31,717            6,813                            38,530
     Route expenditures                              12,449            2,464                            14,913
     Depreciation and amortization                    9,725            2,598           1,295    (a)     12,241
                                                                                      (1,377)   (d)
     Cost of equipment sales                         22,021              735                            22,756
                                                  ---------         --------        --------         ---------
         Total cost of revenue                       75,912           12,610             (82)           88,440
                                                  ---------         --------        --------         ---------

Operating expenses                                   17,857            2,881                            20,738
                                                  ---------         --------        --------         ---------

Income from operations                               11,078            2,136              82            13,296

     Interest expense, net                            2,975              676            (676)   (f)      5,375
                                                                                       2,400    (f)
     Other (income) expense, net                       (181)             265                                84
                                                  ---------         --------        --------         ---------
     Income before provision for income taxes         8,284            1,195          (1,642)            7,837
     Provision for income taxes                       5,228                -            (657)   (g)      5,049
                                                                                         478    (g)
                                                  ---------         --------        --------         ---------
         Net income                               $   3,056         $  1,195        $ (1,463)        $   2,788
                                                  ---------         --------        --------         ---------
Accretion and dividends on redeemable
  preferred stock                                       320                                                320
                                                  ---------         --------        --------         ---------
Income available to common stockholders           $   2,736         $  1,195        $ (1,463)        $   2,468
                                                  =========         ========        ========         =========
Net income per common share                       $    0.32                                          $    0.29
                                                  =========                                          =========
Weighted average common shares outstanding            8,449                                              8,449
                                                  =========                                          =========
Net income per common share - assuming dilution   $    0.31                                          $    0.28
                                                  =========                                          =========
Weighted average common shares outstanding -
  assuming dilution                                   8,709                                              8,709
                                                  =========                                          =========

                       Mac-Gray Corporation ("Mac-Gray")
                      Amerivend Corporation ("Amerivend")
                  Pro Forma Unaudited Combined Balance Sheet
                                March 31, 1998
                                (In thousands)


                                                                                                                          Pro-Forma
                                                                               Mac-Gray     Amerivend     Adjustments     Combined
                                                                               --------     ---------     -----------     ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                   $  4,335     $   1,441                     $   5,776
   Trade receivables, net of allowance for doubtful accounts                      6,723           163                         6,886
   Inventory                                                                      7,934           823           (150) (a)     8,607
   Deferred income taxes                                                            357                                         357
   Prepaid commissions and other current assets                                   3,358            72                         3,430
                                                                               --------     ---------     ----------      ---------
      Total current assets                                                       22,707         2,499           (150)        25,056
                                                                               --------     ---------     ----------      ---------

Property, plant and equipment, net                                               45,012        11,430         (4,550) (a)    51,892
Intangible assets, net                                                           28,229            51         25,904  (a)    54,184
Prepaid commissions and other assets                                              5,002           333                         5,335
                                                                               --------     ---------     ----------      ---------
      Total assets                                                              100,950        14,313         21,204        136,467
                                                                               ========     =========     ==========      =========

Liabilities, Redeemable Common Stock and Stockholders' Equity
Current Liabilities:
   Current portion of long term debt                                              5,289         2,094         (2,094) (a)     5,289
   Current portion of capital lease obligations                                     440                                         440
   Accounts payable                                                               3,508            22                         3,530
   Accrued commissions                                                            5,642           987                         6,629
   Accrued expenses                                                               2,683            66                         2,749
   Deferred revenues and deposits                                                 1,437           241                         1,678
                                                                               --------     ---------     ----------      ---------
      Total current liabilities                                                  18,999         3,410         (2,094)        20,315
                                                                               --------     ---------     ----------      ---------

Long-term debt                                                                   13,829         4,599         (4,599) (a)    47,630
                                                                                                              33,801  (e)
Long-term capital lease obligations                                                 551                                         551
Deferred income taxes                                                             5,488                                       5,488
Deferred retirement obligations                                                   1,026                                       1,026
Other Liabilities                                                                   260           488           (488) (a)       660
                                                                                                               2,000  (b)
                                                                                                              (1,600) (b)
Redeemable common stock, 612,026 shares                                           7,797                                       7,797
Stockholders' equity:
   Preferred stock of Mac-Gray Corporation ($.01 par value,
    5,000,000 shares authorized, no shares issued and outstanding)                                                                -
   Common stock of Mac-Gray Corporation ($.01 par value;
    30,000,000 shares authorized, 10,967,800 shares issued
    and outstanding at December 31, 1997)                                           126                                         126
   Common stock of Amerivend Corporation ($1 par value, 500 shares
    authorized issued and outstanding)                                                              1             (1) (c)         -
   Additional capital                                                            56,346           859           (859) (c)    56,346
   Retained earnings (deficit)                                                   (3,472)        4,956         (4,956) (c)    (3,472)
                                                                               --------     ---------     ----------      ---------
   Total stockholders' equity                                                    53,000         5,816         (5,816)        53,000
                                                                               --------     ---------     ----------      ---------
      Total liabilities, reademable common stock and stockholders' equity       100,950        14,313         21,204        136,467
                                                                               ========     =========     ==========      =========

                      Amerivend Corporation ("Amerivend")
          Pro Forma Unaudited Combined Condensed Statement of Income
                       Three Months Ended March 31, 1998
                                (In thousands)

                                                                                                  Pro Forma
                                                   Mac-Gray       Amerviend      Adjustments      Combined
                                                   --------       ---------      -----------      ---------
Revenue                                            $ 27,989       $   4,886                       $  32,875
Cost of revenue:
   Commissions                                        9,154           1,993                          11,147
   Route expenditures                                 3,625           1,050                           4,675
   Rental expenditures                                    7                                               7
   Depreciation and
   amortization                                       2,824             616              324  (a)     3,411
                                                                                        (353) (d)
   Cost of equipment sales                            4,666             183                           4,849
                                                   ---------      ---------      ------------     ---------
      Total cost of revenue                          20,276           3,842              (29)        24,089
                                                   ---------      ---------      ------------     ---------

Operating expenses                                    5,272             361                           5,633
                                                   ---------      ---------      ------------     ---------

Income from operations                                2,441             683               29          3,153

   Interest expense, net                                315             126             (126) (f)       875
                                                                                         560  (f)
   Other (income) expense, net                          (20)             29                               9
                                                  ----------      ---------      ------------      --------
   Income before provision for income taxes           2,146             528             (405)         2,269
   Provision for income taxes                         1,154                             (162) (g)     1,203
                                                                                         211  (g)
                                                  ----------      ---------      ------------     ---------
      Net income                                   $    992       $     528        $    (454)      $  1,066
                                                  ----------      ---------      ------------     ---------
Accretion and dividens on redeemable
   preferred stock                                       62              -                 -             62
                                                  ----------      ---------      -------------    ---------
Income available to common stockholders            $    930       $     528        $    (454)    $    1,004
                                                  ==========      =========      =============    =========
Net income per common share                        $   0.08                                       $    0.08
                                                  ==========                                      =========
Weighted average common shares outstanding           12,188                                          12,188
                                                  ==========                                      =========
Net income per common share - assuming dilution   $    0.07                                       $    0.08
                                                  =========                                       =========
Weighted average common shares outstanding -
assuming dilution                                    12,657                                          12,657
                                                  ==========                                      =========

                             MAC-GRAY CORPORATION
          Notes to Pro Forma Unaudited Combined Financial Statements
                            (Amounts in thousands)

(a) On April 24, 1998, Mac-Gray Corporation ("Mac-Gray") acquired through Mac-Gray Services, Inc., a wholly-owned subsidiary of Mac-Gray, one hundred percent of the outstanding capital stock of Amerivend Corporation for approximately $33,801. The purchase price was comprised of a cash price of approximately $24,486 and the assumption of approximately $8,654 in liabilities of Amerivend. The pro forma effects of the transaction were as follows: (1) the creation of approximately $25,904 of intangible assets which have been assumed to have an average amortization period of twenty years resulting in $1,295 of amortization expense for the year ended December 31, 1997, (2) an accrual of an inventory reserve of $150 to adjust values to fair market value in accordance with the purchase method of accounting, (3) a write down of route equipment of $4,550 to adjust values to fair market value in accordance with the purchase method of accounting and (4) the immediate pay down of certain debt assumed in the transaction of $7,258.

(b) Certain employees of Amerivend exercised parachute clauses in their employment agreements upon consummation of the acquisition. The payments totaled $2,000 of which $400 was withheld for payroll tax purposes.

(c) The adjustment is to eliminate the outstanding equity of Amerivend Corporation as of March 31, 1998.

(d) Represents the estimated reduction in depreciation during the year based on the write-down of fixed assets and an estimated average remaining life of 8 years.

(e) Funds necessary to consummate the transaction were advanced from the Mac-Gray credit facility.

(f) All significant debt owed by Amerivend was retired using advances from the Mac-Gray credit facility, therefore Amerivend interest is assumed to drop to zero and Mac-Gray will incur interest charges on the credit advances at an estimated rate of 7.25% per year.

(g) The tax (benefit) cost of the pro forma adjustments is calculated at 40% which is the approximate weighted average rate against which taxes are paid by Mac-Gray. Amerivend was an S-Corporation for income tax purposes and historically has not incurred income tax expense. An adjustment has also been made to recognize the additional tax expense on Amerivend income at a rate of 40%.